LORD ABBETT SERIES FUND, INC.

ARTICLES OF AMENDMENT

LORD ABBETT SERIES FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST, the charter of the Corporation (the “Charter”), is hereby amended to change the name of the class of stock the Corporation designated as “Calibrated Dividend Growth Portfolio” to “Dividend Growth Portfolio.”

SECOND, the amendment of the Charter set forth herein has been duly approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by § 2-605(a)(2) of the Maryland General Corporation Law (the “MGCL”) to be made without action of the stockholders.

THIRD, pursuant to § 2-610.1 of the MGCL, these Articles of Amendment shall become effective on April 1, 2020.

FOURTH, the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended from time to time.

FIFTH, The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and Assistant Secretary and attested by its Assistant Secretary on March 16, 2020.

LORD ABBETT SERIES FUND, INC.

By:	/s/ Pamela P. Chen
Pamela P. Chen
Vice President and Assistant Secretary

ATTEST:

/s/ Denise A. Wilson

Denise A. Wilson

Assistant Secretary